======                                     -------------------------------------
FORM 5                                                 OMB APPROVAL
======                                     -------------------------------------
[ ] Check this box if no longer            OMB Number                  3235-0362
    subject to Section 16. Form 4          Expires:            December 31, 2001
    or Form 5 obligations may continue.    Estimated average burden
    See Instruction 1(b).                   hours per response.............. 1.0
[ ] Form 3 Holdings Reported               -------------------------------------
[ ] Form 4 Transactions Reported

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940
================================================================================
1.  Name and Address of Reporting Person*

    Flores          Armando        B.
--------------------------------------------------------------------------------
    (Last)         (First)       (Middle)

    400 North Fifth Street
--------------------------------------------------------------------------------
    (Street)

    Phoenix         AZ            85004
--------------------------------------------------------------------------------
    (City         (State)         (Zip)
================================================================================
2.  Issuer Name and Ticker or Trading Symbol

    Pinnacle West Capital Corporation (PNW)
================================================================================
3.  I.R.S. Identification
    Number of Reporting
    Person, if an entity
    (Voluntary)
================================================================================
4.  Statement for Month/Year

    12-31-99
================================================================================
5.  If Amendment, Date of Original
    (Month/Year)

================================================================================
6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

    [ ] Director                          [ ] 10% Owner
    [X] Officer (give title below)        [ ] Other (specify below)

    Executive Vice President
    ---------------------------------------------------------------------------
================================================================================
7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
================================================================================

=========================================================================================================================
                    TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
=========================================================================================================================
1. Title of Security  2. Trans-  3. Trans-   4. Securities Acquired (A) or  5. Amount of       6. Owner-   7. Nature of
   (Instr. 3)            action     action      Disposed of (D)                Securities Ben-    ship        Indirect
                         Date       Code        (Instr. 3, 4 and 5)            eficially Owned    Form: Di-   Beneficial
                         (Month/    (Instr.8)                                  at end of          rect (D)    Ownership
                         Day/                   ----------------------------   Issuer's Fiscal    or Indi-    (Instr. 4)
                         Year)                             (A) or              Year               rect (I)
                                                Amount     (D)      Price      (Instr. 3 and 4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------
Common Stock             11-17-99    A           1,750      (A)                                    D
------------------------------------------------------------------------------------------------------------------------
Common Stock             11-29-99    F             448      (D)     $33.41     19,806              D
------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                    1,029              I      by 401(k) Plan
========================================================================================================================
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).  Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
=================================================================================================
          Table II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                 (e.g., puts, calls, warrants, options, convertible securities)
=================================================================================================
1. Title of Derivative Security  2. Conver-  3. Trans-  4. Transac-  5. Number of Deriva-
   (Instr. 3)                       sion or     action     tion         tive Securities Ac-
                                    Exer-       Date       Code         quired (A) or Dis-
                                    cise        (Month/    (Instr.8)    posed of (D)
                                    Price of    Day/                    (Instr. 3,4, and 5)
                                    Deriva-     Year)
                                    tive Se-                            -------------------
                                    curity                                (A)         (D)
-------------------------------------------------------------------------------------------------
Employee Stock Option
(Right to Buy)                      $34.66      11-17-99    A             8,750
-------------------------------------------------------------------------------------------------
6. Date Exercis-    7. Title and Amount of   8. Price     9. Number    10. Owner-    11. Nature
   able and Expi-      Underlying Securities    of           of De-        ship of       of Indi-
   ration Date         (Instr. 3 and 4)         De-          rivative      Deriva-       rect Ben-
   (Month/Day/                                  riva-        Securi-       tive Se-      eficial
    Year)                                       tive         ties Ben-     curity:       Owner-
------------------  -------------------------   Secu-        eficially     Direct        ship
 Date      Expira-                  Amount or   rity         Owned at      (D) or        (Instr.4)
 Exer-     tion                     Number of   (Instr. 5)   End of Year   Indirect
 cisable   Date        Title        Shares                   Year(Instr.4) (I)(Instr.4)
---------------------------------------------------------------------------------------------------
 (1)      11-17-09   Common Stock   8,750                    8,750          D
===================================================================================================

Explanation of Responses:
(1) The option becomes exercisable 1/3 of the grant per year commencing
    11-17-00.

                           Armando B. Flores                   February 14, 2000
                           -------------------------------     -----------------
                           Armando B. Flores                          Date
                           **Signature of Reporting Person

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                          Page 2